Morgan Stanley	Free Writing Prospectus to Preliminary Terms No. 5,063
Registration Statement Nos. 333-221595; 333-221595-01
Dated October 15, 2020; Filed pursuant to Rule 433

3-Year SLV Buffered PLUS

This document provides a summary of the terms of the Buffered PLUS. Investors must carefully review the accompanying preliminary terms referenced below, prospectus supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	November 3, 2023
Underlying commodity shares:	Shares of the iShares® Silver Trust (“SLV”)
Payment at maturity per Buffered PLUS[1]:

▪    If the final share price is greater than the initial share price:
$10 + leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

▪    If the final share price is less than or equal to the initial share price but has decreased from the initial share price by an amount less than or equal to the buffer amount of 15%: $10

▪    If the final share price is less than the initial share price and has decreased from the initial share price by an amount greater than the buffer amount of 15%:

($10 × the share performance factor) + $1.50

Under these circumstances, the payment at maturity will be less than the stated principal amount of $10.

However, under no circumstances will the Buffered PLUS pay less than $1.50 per Buffered PLUS at maturity.

Leveraged upside payment:	$10 × leverage factor × share percent increase
Share percent increase:	(final share price – initial share price) / initial share price
Share performance factor:	final share price / initial share price
Initial share price:	The closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Adjustment factor:	1.0, subject to adjustment in the event of certain events affecting the underlying commodity shares
Valuation date:	October 31, 2023, subject to postponement for non-trading days and certain market disruption events
Leverage factor:	300%
Buffer amount:	15%. As a result of the buffer amount of 15%, the value at or above which the underlying commodity shares must close on the valuation date so that investors do not suffer a loss on their initial investment in the Buffered PLUS is 85% of the initial share price.
Minimum payment at maturity:	$1.50 per Buffered PLUS (15% of the stated principal amount)
Maximum payment at maturity:	$16.20 per Buffered PLUS (162.00% of the stated principal amount)
Interest:	None
Stated principal amount:	$10 per Buffered PLUS
Issue price:	$10 per Buffered PLUS
Pricing date:	October 30, 2020
Original issue date:	November 4, 2020 (3 business days after the pricing date)
CUSIP / ISIN:	61771D720 / US61771D7205
Preliminary terms:	https://www.sec.gov/Archives/edgar/data/895421/000095010320020 079/dp138712_fwp-ps5063.htm
[1]All payments are subject to our credit risk

Hypothetical Payout at Maturity1

Change in Underlying Shares	Return on Buffered PLUS
+80.00%	62%
+70.00%	62%
+60.00%	62%
+50.00%	62%
+40.00%	62%
+30.00%	62%
+20.667%	62%
+20.00%	60%
+10.00%	30%
+5.00%	15%
0.00%	0%
-10.00%	0%
-15.00%	0%
-16.00%	-1%
-20.00%	-5%
-30.00%	-15%
-40.00%	-25%
-50.00%	-35%
-60.00%	-45%
-80.00%	-65%
-100.00%	-85%

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Commodity Shares

For more information about the underlying commodity shares, including historical performance information, see the accompanying preliminary terms.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary terms. Please review those risk factors carefully prior to making an investment decision.

•	Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 15% of your principal.

•	The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity.

•	The market price of the Buffered PLUS will be influenced by many unpredictable factors.

•	Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally.

•	The Buffered PLUS are subject to risks associated with silver.

•	There are risks relating to trading of commodities on the London Bullion Market Association.

•	The Buffered PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS.

•	As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

•	The amount payable on the Buffered PLUS is not linked to the value of the underlying commodity shares at any time other than the valuation date.

•	The estimated value of the Buffered PLUS is $9.33 per Buffered PLUS, or within $0.45 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

•	Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the Buffered PLUS.

•	Investing in the Buffered PLUS is not equivalent to investing in the underlying commodity shares or in the commodity composing the underlying commodity shares.

•	The performance and market price of the underlying commodity shares, particularly during periods of market volatility, may not correlate with the performance of their commodity or the net asset value per share of the underlying commodity shares.

•	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Buffered PLUS in the original issue price reduce the economic terms of the Buffered PLUS, cause the estimated value of the Buffered PLUS to be less than the original issue price and will adversely affect secondary market prices.

•	The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the shares of the iShares® Silver Trust.

•	The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited.

•	The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Buffered PLUS.

•	Hedging and trading activity by our affiliates could potentially adversely affect the value of the Buffered PLUS.

•	The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary terms under the caption “Additional Information About the Buffered PLUS–Tax considerations” concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS, and you should consult your tax adviser.